**PRESS RELEASE**

For Immediate Release

Contact: Robert J. Stroh, Jr., CEO and CFO
(618) 224-9228

                           SUGAR CREEK FINANCIAL CORP.
                        COMPLETES INITIAL PUBLIC OFFERING

         Trenton, Illinois - April 3, 2007 - Sugar Creek Financial Corp., the holding company for Tempo Bank, announced today that it has completed its initial stock offering. Trading is expected to begin on the OTC Bulletin Board on April 4, 2007 under the symbol "SUGR."

         A total of 408,095 shares of common stock, representing 45.0% of Sugar Creek Financial's outstanding shares of common stock, were sold in the offering at the price of $10.00 per share. The remaining 55% of Sugar Creek Financial's outstanding shares of common stock were issued to Sugar Creek MHC, the federally chartered mutual holding company formed in connection with the reorganization. After the offering, Sugar Creek Financial will have 906,879 shares outstanding, including shares issued to Sugar Creek MHC.

         All orders that have been accepted by Sugar Creek Financial will be filled in full. Subscribers may obtain information about their specific stock orders by contacting Sugar Creek Financial's stock information center at (618) 224-9095. Information on stock orders may also be obtained at https://www.kbw.com/inv_banking/com_allocations/ComAllocations.aspx .

         Keefe, Bruyette & Woods, Inc. acted as financial advisor to Sugar Creek Financial. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to Sugar Creek Financial.

         This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

         This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.